                                                    EXHIBIT 10.14

                        SUPPLEMENTAL RETIREMENT AGREEMENT


       This Supplemental Retirement Agreement is entered into this 31st day of October, 1997, between Chesapeake Corporation (Chesapeake) and J. Carter Fox
  (Fox) in connection with Fox's expressed desire to step down as Chesapeake's President and Chief Executive Officer in order to facilitate and expedite Chesapeake's management succession process. This Agreement is entered into in consideration of Fox's uninterrupted and valued service to Chesapeake for 35 years, 17 of which were in the capacity of Chesapeake's Chief Executive Officer, and in consideration of the other mutual promises and undertakings set forth herein and in a separate Agreement and Release between Chesapeake and Fox, attached as Attachment A to this Agreement, regarding certain other matters not addressed in this Agreement. Accordingly, Chesapeake and Fox have agreed to the following:

       (1) Fox will cease active employment with Chesapeake on March 31, 1998. Fox will be paid salary at the rate of $525,000 a year through that date.

            Fox will work actively through December 31, 1997 and will be on call but on vacation from January 1, 1998 through March 31, 1998.

            Fox will be entitled to receive an incentive award under the Officers' Incentive Program for 1997 as determined by the Executive Compensation Committee of Chesapeake's Board of Directors. This incentive award will be determined in accordance with the Committee's normal procedures and paid when the annual incentives are paid to other senior officers of Chesapeake (the A Bonus Payment Date). This incentive award was estimated by Wally Stettinius (A Stettinius), Chairman of Chesapeake's Executive Compensation Committee, in a meeting with Fox on July 9, 1997 to be $315,000 based on the then projected 1997 financial results for Chesapeake.

            In addition, at this meeting it was agreed that Fox would be paid $200,000 as a bonus for his work on the sale to St. Laurent and $100,000 as a bonus to cover the estimated FICA taxes on his Supplemental Plan payments. These bonus payments are to be paid to Fox on the Bonus Payment Date. All of these bonus payments ( the annual incentive award, the $200,000 St. Laurent deal award and the $100,000 FICA bonus) will be considered 1997 incentive bonuses in calculating retirement benefits to Fox under the Supplemental Plan.

            Fox will remain as an active participant in and be entitled to receive any awards under the 1994-1997 Cycle and the Vision 2000 (1996-2000 Cycle) of the Long-Term Incentive Program earned for Chesapeake's financial performance or Chesapeake's stock price performance. These awards will be paid to Fox at the same time as payments are made to other participants in these cycles of the Long-Term Incentive Program. Except as otherwise provided in this Agreement, Chesapeake has no other obligations to Fox for any compensation, including but not limited to, salary, bonus, severance or vacation pay.

             Fox will be eligible to elect early retirement as of April 1, 1998 (his A Retirement Date) under the provisions of the Chesapeake Corporation Retirement Plan for Salaried Employees (the A Qualified Plan) and the Chesapeake Corporation Executive Supplemental Retirement Plan (the A Supplemental Plan). If Fox elects early retirement at that time or if Fox should die before April 1, 1998, his benefits under both retirement plans will be enhanced by adding five (5) years to his age and service. This enhancement of both benefits will be paid as an additional benefit under the Supplemental Plan and will be subject to the provisions of the Supplemental Plan. The preceding notwithstanding, if Fox should die before April 1, 1998, his additional benefit under the Supplemental Plan, shall be reduced by any payment under Section 4.05(b) of the Supplemental Plan.

       (2) Fox will continue to be eligible to participate in Chesapeake's employee benefits plans on the same basis as active employees, subject to their terms, as outlined below:

            (A) Fox will continue to be covered under the group medical and life insurance programs under the same terms and conditions applicable to active employees until his Retirement Date. At the time Fox's coverage ceases he will have the following options concerning his group insurance.

                 If Fox elects early retirement, he will be eligible to participate in the retiree medical and life insurance programs in accordance with their terms.

                 If Fox does not elect early retirement, he will have the option under the COBRA provisions to continue his medical coverage after termination by paying the required premium amounts. This option will be explained to him in a separate letter at that time.
                 Fox will also have the option of converting his group life insurance coverage that is not continued under the retiree life insurance program, or any part of that coverage, to an individual insurance policy. His application for conversion to an individual policy must be received by the insurance carrier within 31 days from the date his coverage terminates or he loses this conversion right.

            (B) Fox will continue to be covered under the group dental program until his Retirement Date. At that time he will have the option to continue coverage for up to 18 months under the COBRA provisions by paying the required premium amounts.

            (C) Fox's elections under the Flexible Benefits Program will continue in effect in accordance with the terms of the Program until his Retirement Date.

            (D) Unless Fox otherwise notifies Chesapeake in writing, he will remain a participant in the Chesapeake Corporation Salaried Employees' Stock Purchase Plan, the 401(k) Savings Plan and the 401(k) Restoration Plan, subject to the terms of each Plan, until his Retirement Date. Fox may continue to participate in these Plans after his retirement to the extent, and with the same rights, as other retired Chesapeake employees.

            (E) Fox will continue until his Retirement Date as a participant in the Qualified Plan and the Supplemental Plan in accordance with the terms of each plan.

            (F) Fox's rights to exercise any stock options granted to him will expire on his Retirement Date unless he elects early retirement. If Fox elects early retirement, his rights to exercise his outstanding stock options will continue thereafter until the original expiration dates of the individual option grants.

            (G) Fox will continue to be eligible to receive reimbursement for his monthly dues at the Commonwealth Club and his automobile reimbursement under the terms of Chesapeake's reimbursement programs until his Retirement Date.
            (H) Fox will be eligible to participate under Chesapeake's financial planning program until his Retirement Date to assist him in his retirement financial planning.

            (I) Fox's participation in or entitlement to any and all other benefits or benefits plans will terminate effective as of March 31, 1998.

       (3) Chesapeake agrees to reimburse Fox for his travel expenses reasonably incurred as an active employee of Chesapeake through March 31, 1998 upon presentation by him of proper vouchers for such expenses. It is understood that Fox will pay all personal expenses incurred by him on credit cards that may be issued in the name of, or guaranteed by Chesapeake or its affiliates. Fox will return to Chesapeake all credit cards issued to him on which Chesapeake or its affiliates are liable either directly or as guarantor on March 31, 1998. Chesapeake will provide office space, in a location utilized by Chesapeake in the metropolitan Richmond area, and administrative assistance to Fox for the period August 1, 1997 through September 8, 2004. Fox may retain for his personal use the personal computers he currently uses for business purposes.

       (4) Except as authorized by, or under the terms of, the letter dated October 31, 1997 from Harry H. Warner to Fox attached as Attachment B to this Agreement, Fox shall not enter into an employment or other arrangement with an enterprise in competition with Chesapeake during the period August 1, 1997 through March 31, 1998 or during the period Fox is receiving benefits under the Supplemental Plan. If Chesapeake believes Fox has entered into an employment or other arrangement in competition with Chesapeake, Chesapeake shall give written notice to Fox and Fox shall have ninety (90) days to terminate such employment or other arrangement. If the employment or other arrangement is in competition with Chesapeake and Fox fails to terminate such relationship, the payments and benefits provided under this Agreement and the Supplemental Plan shall cease as of the date of such written notice. If the employment or other arrangement in competition with Chesapeake occurs before March 31, 1998 and Fox fails to terminate the relationship, Chesapeake reserves the right to also require Fox to cease the competing employment or other arrangement in competition with Chesapeake. If the employment or other arrangement is in competition with Chesapeake and occurs after March 31, 1998 and during the period Fox is entitled to receive benefits under the Supplemental Plan and Fox fails to terminate such relationship, Chesapeake=s sole remedy for Fox=s failure to cease the competing employment or other arrangement shall be cessation of the benefits payable under the Supplemental Plan. If the parties cannot agree as to whether Fox is in competition with Chesapeake, Chesapeake and Fox agree to use their best efforts to resolve the dispute through mediation or arbitration during the 90-day period. In any mediation, arbitration, or litigation over these issues, the reasonable legal fees and expenses shall be paid by the party incurring the expenses. For purposes of this Agreement, including Fox's rights to receive benefits under the Supplemental Plan, Fox will be deemed to be in competition with Chesapeake if he engages in competitive activities as set forth in Section 4.07(b) of the Supplemental Plan. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the ownership by Fox of investments in one or more businesses that are registered under section 12 of the Securities Exchange Act of 1934 and constitute together with all such investments owned by any immediate family member or affiliate of or person acting in concert with Fox less than 5% of the outstanding registered investments in each such business.

       (5) Fox shall continue to have the benefit and rights of indemnification as a director and officer for claims against him in connection with his activities on or before March 31, 1998 as an officer or director of Chesapeake and as long thereafter as Fox serves as a Director of Chesapeake or any of its subsidiaries or affiliates.

       (6) If Fox serves as a Director of Chesapeake or any of its subsidiaries or affiliates after March 31, 1998, he will be paid on the same basis as other outside directors.

       (7) This Agreement contains all the promises and covenants made by Fox and Chesapeake with respect to its subject matter except Chesapeake may designate, by written notification to Fox, any specific activity by Fox as an activity not considered in competition with Chesapeake under the terms of Attachment B to this Agreement.

       (8) This Agreement shall be binding upon Chesapeake and any purchasers or successors to all or a substantial portion of the business of Chesapeake.

       (9) This Agreement shall be construed and enforced, to the extent not preempted by federal law, in accordance with the laws of the Commonwealth of Virginia (except the provisions thereof regarding conflicts of law).

       IN WITNESS WHEREOF, the parties hereto affix their signatures on the dates indicated as follows:

                                     CHESAPEAKE CORPORATION

  Date:___________________
                                     By:_________________________
                                         Chairman, Committee of
                                          Outside Directors


                                         _________________________
                                          Vice President

  Date:___________________

                                         _________________________
                                          J. Carter Fox

  Attachment A to
   Supplemental Retirement
   Agreement dated
   October 31, 1997
   by and between
   Chesapeake Corporation
   and J. Carter Fox

                        AGREEMENT AND RELEASE



       In consideration of the mutual promises and undertakings set forth herein, J. Carter Fox ("Fox") and Chesapeake Corporation, and its corporate affiliates and their officers, agents and employees ("Chesapeake"), do hereby covenant and agree as follows:

   (1) Fox acknowledges his responsibility to not use or divulge any confidential or proprietary information to which he has had access during his employment with Chesapeake to others in any way except by subpoena, court order or in connection with a legal proceeding

       (2) In exchange for the benefits provided by the Supplemental Retirement Agreement (to which Fox acknowledges he would not otherwise be entitled), Fox waives, releases, quitclaims and covenants not to sue Chesapeake from or on account of each and every claim, damage, demand, liability or cause of action which he may have of any kind or nature whatsoever (whether arising under the various state and federal laws, including, by way of example, but not limited to, rights and possible remedies under Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act of 1967 as amended, or any other law, order, regulation or under the common law) occurring or arising on or before the date that this Agreement becomes effective, which he may have or may have had against Chesapeake, its corporate affiliates, and their officers, agents and employees and their successors and assigns as a result of his employment or his retirement from his employment. This means that if Fox has any kind of legal claim against Chesapeake because of his employment or his retirement, whether under the Age Discrimination in Employment Act or any other law, order, regulation or under the common law, he is giving it up forever by signing and accepting benefits under this Agreement. He is giving up such claims and agreeing not to sue Chesapeake for them, if they arose before the date of this Agreement, even if he may not know about them when he signs this Agreement. He does not give up any right or claim which may arise after he signs this Agreement.

       (3) Fox may revoke this Agreement at any time within seven (7) days following the date he signs it. In the event he does not revoke it, this Agreement shall become effective on the eighth day following the date he has signed it.

        (4) Fox has read this Agreement and Release. He has had a full twenty-one (21) days to review it and to consider it. He has been advised and has had the opportunity to consult with an attorney of his own choosing about it. He understands its terms and he agrees to it voluntarily and knowingly, understanding that it will be binding on himself, his dependents and any successor in interest to them.

       (5) Fox and Chesapeake agree that except as required by law or a regulatory body neither party will disclose or allow anyone else to disclose the terms of this Agreement and Release without Chesapeake's or Fox's, as the case may be, prior written authorization. In addition, Fox may make necessary disclosure to his spouse, counsel, accountant, banks with which Fox regularly does business and tax advisor and Chesapeake may make necessary disclosure to its legal and financial advisors.


  IN WITNESS WHEREOF, the parties hereto affix their signatures on the dates indicated as follows:

                                     CHESAPEAKE CORPORATION


  Date:  ____________________



                                     By:______________________
                                        Chairman, Committee of
                                        Outside Directors


                                         _______________________
                                         Vice President


                                          _____________________
                                           J. Carter Fox


  Date:_____________________

  Attachment B to
  Supplemental Retirement
   Agreement dated
   October 31, 1997
   by and between
   Chesapeake Corporation
   and J. Carter Fox


                                   October 31, 1997

  Mr. J. Carter Fox
  8019 Riverside Drive
  Richmond, VA  23225

     Re:  Executive Supplemental Retirement Plan

  Dear Carter:

     You have requested a waiver of the non-compete provisions of the Executive Supplemental Retirement Plan (the "Plan") as to certain activities described in your letter of July 9, 1997, to me and Wally.

       With regard to the category C activities (teaching and advocating sustainable forestry), I concur that those activities would not violate the non-compete provisions of the Plan.

       With regard to the Category A activities (serving on Boards of Directors and buying and operating small businesses), the provisions of the non-compete would generally control, but the company will, upon your request, consider from time to time whether specific activities you may consider would violate the non-compete provisions of the Plan or not and, if they do appear to violate the non-compete provisions, whether the Company would waive the non-compete as to such activities. The Company will not unreasonably refuse to consider, or unreasonably delay responding to, a request you may make for a waiver of the non-compete. I suggest that such consideration be requested before you make any significant investment in such activities so that any issues which may exist can be resolved in an orderly manner.

       With regard to the category B activities:

            a.  The Company waives the non-compete provisions of the Plan as to
       (i) oyster culture and the oyster business in general and (ii) ownership or management of Spaulding Lumber Company.

            b.  The Company waives the non-compete provisions of the Plan as to
       (i) consulting to commercial or investment banks on investment advice, mergers and acquisitions, and financing, and (ii) securities analysis of forest products, paper and packaging stocks. These waivers are subject to the conditions that such activities (i) will not breach your obligations to not disclose confidential, non-public information about Chesapeake, (ii) will not involve your use or disclosure of information obtained while you were an employee of Chesapeake which is restricted by the terms of a confidentiality agreement signed by Chesapeake, and (iii) will not involve advice on Chesapeake.

            c. The Company waives the non-compete provisions of the Plan as to your personal buying and selling of timberlands, including the growing, harvesting and selling trees thereon, and advocating the practice of sustainable forestry. The Company waives the non-compete provisions of the Plan as to consulting forestry services conducted with regard to land which lies outside the geographical area of Virginia, Delaware and the Eastern Shore of Maryland. The Company waives the non-compete provisions of the Plan as to consulting forestry activities involving land within the geographical area of Virginia, Delaware and the Eastern Shore of Maryland provided such services do not directly compete with Chesapeake. To the extent that you consider specific activities which you feel may violate the non-compete provisions of the Plan, the Company will consider such matters in the same manner as Category A activities are to be considered. In the event of a sale or transfer of substantially all of Chesapeake's timberlands to an unrelated third party or parties, the non-compete provisions of the Plan would be deemed to not restrict your consulting forestry activities.

     To the extent you have questions from time to time about the potential application of the non-compete provisions of the Plan to activities you are considering, please contact J.P. Causey and he will provide you a response.

                                   Sincerely,


                                   Harry H. Warner
                                   Chairman,
                                   Committee of Outside
                                        Directors